UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CNB CORPORATION
(Name of Registrant as Specified in Its Charter)

Willis J. Duncan, W. Jennings Duncan ________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Willis J. Duncan	W. Jennings Duncan
1207 Fifth Avenue	515 Tenth Avenue
Conway, South Carolina 29526	Conway, South Carolina 29526
dunc06@sccoast.net
(843) 248-4119

April 29, 2006

Dear Shareholder,

In our last letter to you on March 31, we provided you with facts concerning the secret meetings and plans of the Group of Five and concerning how matters such as governance, nominations, compensation, technology, and other important matters were handled. Since that time there has been a flurry of advertising, mailings, and telemarketing. We do not have a public relations firm or the resources of CNB and the Bank to allow us to match these efforts. However, we believe it is necessary to respond to some of these messages.

Two major themes of these campaign materials include “Bank in the Sunshine” and “Bank on Tradition.” We wholly agree with and believe in Sunshine and in the Traditions of the Bank. To us, and we believe to you:

o	Sunshine and Bank Tradition do not equate to secret meetings and plans;
o	Sunshine and Bank Tradition do not equate to secretly preparing five-year employment agreements with large salary increases and golden parachutes;
o	Bank Tradition includes the Boards of CNB and the Bank being the same;
o	Sunshine would equate to informing you that the CNB Board, which elects the Bank’s Board, voted in February to elect a new Bank Board by a 6-4 vote despite a request to delay this election until after you, the shareholders, vote on May 9, 2006 (6-4 vote, with the Group of Five and Benson voting in favor, and Directors Barnette, Cushman, and us against);
o	Sunshine would equate to informing you that in February, the CNB Board voted to elect Richard Lovelace to the Bank Board on a 6-4 vote, but is not up for election by you the shareholders (6-4 vote, with the Group of Five and Benson voting in favor, and Directors Barnette, Cushman, and us against);
o	Sunshine would equate to telling you that in February the Company Board voted 6-4 against adopting or pursuing resolutions designed to allow the participants in the Bank’s 401(k) Plan (primarily employees and former employees) to vote the 40,574 shares of CNB stock in the 401(k) Plan, instead of these shares being voted by the Plan’s Trustees (three out of four of whom are members of the Group of Five) (6-4 vote, with the Group of Five and Benson voting in favor, and Directors Barnette, Cushman, and us against);
o	Sunshine would equate to informing you that the Board on a 6-4 vote delegated to management the selection of a voting inspector for the May 9 shareholders meeting despite a request that the Board review and approve the selection of a voting inspector (6-4 vote, with the Group of Five and Benson voting in favor, and Directors Barnette, Cushman, and us against); and

o	Sunshine would equate to telling you that Director Cushman was removed from the Company’s Governance and Nominating Committee and replaced with Director Lovelace in March by a 6-4 vote, thereby making members of this Committee Cutts, Lovelace and Smith — all members of the Group of Five (6-4 vote, with the Group of Five and Benson voting in favor, and Directors Barnette, Cushman, and us against).

The above actions are not examples of “Sunshine” or the “Traditions” of your Bank or your Company.

The campaign message now being presented also raises questions about the Bank’s performance. You have a strong Bank, thanks to many years of outstanding employee service, customer support, and sound management. We are not defensive about the performance of the Bank or the success achieved by the Bank’s employees or management. In measuring the performance of management of the Company and Bank, you should also be aware that the Company’s reported earnings growth was 16.4% in the first six months of 2005 and its earnings growth was lower for the second half of the year at 12.6%, after we had been removed from management. The Company’s earnings had strong momentum before we were removed on June 14, 2005. You should also be aware that in the first three months of 2006, under the new management, reported earnings increased only 6.9%. This is substantially lower than the reported earnings growth of 11.1% during the first quarter of 2005, before the management change. These comparisons are not mentioned in any of the advertisements and letters you are receiving that tout new management’s performance.

Other measures of the performance and the effectiveness of the Bank’s employees and management not mentioned by these mailings and advertising materials are the Bank’s Return on Assets (ROA) and Return of Equity (ROE); however, both ROA and ROE are referred to on page 21 of the CNB Proxy Statement as performance indicators “which may be more closely related to officer performance.” These numbers tell you what the Bank’s employees and management are able to produce in net income with the Bank’s assets and with your shareholders equity in the Bank.

Contrary to the suggestion about performance in the advertisements and materials sent to you, the Bank’s ROA and ROE performance has been above average as measured against other Federal Deposit Insurance Corporation (“FDIC”) insured institutions in South Carolina. According to these FDIC statistics,(1) for the five-year period ending on December 31, 2004, the Bank’s annual ROA averaged 1.31% as compared to an annual ROA average of 1.13% for all FDIC Insured Institutions in South Carolina. During this same period, the Bank’s annual ROE averaged 13.44% as compared to an annual ROE average of 12.65% for all FDIC Insured Institutions in South Carolina.

________________
(1)     These statistics may be found at the FDIC website—www. FDIC.gov.

Recent materials sent to you suggest that the Company’s stock price has under-performed. Many factors affect stock price. We invite you to review the Company’s long-term performance, set out in our letter of March 31. We believe it speaks for itself, through good times and bad. Also, perhaps a meaningful measure of CNB’s performance over time that has not been pointed out would be a comparison to the return of the Standard & Poors (“S&P”) 500 Index. The cumulative total return of the S&P 500 Index for the five-year period ending December 31, 2005, was approximately 3%, compared with CNB’s cumulative total return during the same period of approximately 99%. You have a strong Bank, thanks to many years of outstanding employee service, customer support, and sound management.

We hope that all the advertisements and vote solicitations do not distract you, the shareholders, from what we believe this election is really about. This election is about who you trust to manage the Company and the Bank in the best interest of shareholders for the future. We ask you to refocus your attention to that issue of trust and the issues of:

o	the golden parachute contracts for Hucks and Dusenbury, developed in secret by Cutts, Lovelace, and Smith and approved by Hucks, Dusenbury, Cutts, Lovelace, and Smith;
o	the secret agreement for substantial salary increases and bonuses for Hucks and Dusenbury approved by Hucks, Dusenbury, Cutts, Lovelace, and Smith;
o	the by-law change to make it more difficult for the shareholders to exercise their right to request a special meeting of shareholders; and
o	the corporate governance changes made to assure the Group of Five controlled each Committee and whether a majority could be obtained on any issue without their consent.

All these changes were secretly being planned before and immediately after last year’s annual meeting, although you the shareholders were told nothing about them at the 2005 Annual Meeting.

We believe the Group of Five’s actions are inconsistent with the trust and community values that have made CNB and the Bank what they are today. We view this to be a critical juncture in the life of CNB and your Bank. We are asking you to support and vote for Willis Duncan, Ed Kelaher, and Buddy Sasser. We believe these nominees can be trusted to act in the best interests of the shareholders, employees, customers, and communities served by the Bank. We also believe these nominees will represent the traditions and community values which will lead to the continued future success of CNB and the Bank.

We seek your continued trust and confidence in us and these nominees. We ask you to please sign, date, and return the enclosed GREEN proxy sheet today, if you have not already done so. If you have already voted for the CNB Board’s nominees you have every right to change your vote by signing, dating, and returning a later dated GREEN proxy to Jennings at 515 Tenth Avenue, Conway, South Carolina 29526. In case you have misplaced our GREEN proxy, we enclose another copy for your convenience. The last proxy signed by you is the one that counts. Again, we urge you to call if you have any questions about the proxy or any of the issues that concern you.

If you have any questions, require any assistance in voting your GREEN proxy, or need additional copies of our proxy materials, please contact Jennings Duncan at (843) 248-4119.

Sincerely Yours,

Willis J. Duncan	W. Jennings Duncan

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